Exhibit 99.1
Contact: Contact Kenn Entringer at Casey Communications, Inc., (314) 721-2828.
kentringer@caseycomm.com
January 27, 2022
Cass Information Systems, Inc. Reports
25% Increase in Fourth Quarter Diluted EPS
ST. LOUIS – Cass Information Systems, Inc. (Nasdaq: CASS), the leading provider of transportation, energy, telecom and waste invoice payment and information services, reported fourth quarter 2021 earnings of $.55 per diluted share, an increase of 25% from the $.44 per diluted share it earned in the fourth quarter of 2020. Net income for the period was $7.7 million, an increase of 20% from the $6.4 million earned in the same period in 2020.
The following table contains key figures for the fourth quarter and year-to-date 2021 and 2020:

(Numbers in thousands except EPS and ROE)	4th Quarter		% Change	YTD		% Change
	2021	2020		2021	2020
Transportation Invoice Volume	9,202	8,950	2.8	36,783	33,184	10.8
Transportation Dollar Volume	$10,443,905	$7,529,561	38.7	$36,829,841	$26,516,803	38.9
Facility-related Transaction Volume*	6,757	6,962	(2.9)	27,256	27,292	(0.1)
Facility-related Dollar Volume*	$4,277,119	$3,339,960	28.1	$15,867,556	$13,458,230	17.9
Revenues	$39,950	$37,132	7.6	$154,147	$144,956	6.3
Net Income	$7,702	$6,411	20.1	$28,604	$25,176	13.6
Diluted Earnings per Share	$.55	$.44	25.0	$2.00	$1.73	15.6
Return on Equity	12.7%	10.2%	n/a	11.3%	10.2%	n/a
*Includes Energy, Telecom and Waste
2021 4th Quarter Recap
Revenue and net income increased 8% and 20%, respectively, compared to the fourth quarter of 2020, as appreciably stronger dollar volumes in the transportation and facility expense divisions fueled positive results.
Transportation volumes for invoices and dollars increased 3% and 39% respectively. The increase in dollar volume was largely due to excess shipping miles in the freight network due to supply chain disruptions, fuel surcharges, and scarcity of carrier supply, among other factors.
Facility-related (electricity, gas, waste and telecom expense management) dollar volumes grew 28% primarily due to rising energy prices and higher utility usage, with far fewer pandemic-related restrictions imposed on the restaurant, retail and hospitality sectors as compared to the fourth quarter of 2020.
The increase in dollar volumes assisted in driving the increase in average interest-earning assets of 14%. The increase in interest-earning assets, specifically loans and investment securities, minimized the negative impact of the prevailing interest rate environment which led to the decline in the net interest margin of 38 basis points, from 2.68% to 2.30%. Higher dollar volumes also helped produce a 14% increase in payment and processing fees via financial fees earned on payment volumes.

The provision for credit losses was $740,000 during the fourth quarter of 2021 as compared to $85,000 in the fourth quarter of 2020, with the increase attributable to an increase in loans during the fourth quarter of 2021. Cass Commercial Bank experienced significant loan growth during the fourth quarter of 2021, with total loans increasing $87.7 million, or 10.0%, to $960.6 million at December 31, 2021, as compared to $872.9 million at September 30, 2021.
Consolidated operating expenses rose 6% due to higher transportation transaction volumes and strategic investment in various technology initiatives.
2021 Full Year Recap
For the year ended December 31, 2021, Cass earned $2.00 per diluted share, an increase of 16% over the $1.73 per diluted share it earned in 2020. Net income was $28.6 million, as compared to $25.2 million in 2020. Revenues improved 6%, from $145.0 million in 2020 to $154.1 million in 2021. Consolidated operating expenses were up 5% year over year.
Summary and Outlook
“I am exceptionally proud of the results achieved by our team in 2021 despite the continued headwinds of the COVID-19 pandemic and historically low interest rates,” noted Eric H. Brunngraber, Cass chairman and chief executive officer. “While challenges remain, our continued investment in technology is expected to help us better serve our clients and improve our overall efficiency which is critically important for us in this low interest rate environment. An increase in interest rates in 2022 would provide some lift to our revenue if we can continue to keep interest-earning asset levels high.”
Cash Dividend Declared
On January 25, 2022, the company’s board of directors declared a first quarter dividend of $.28 per share payable March 15, 2022 to shareholders of record March 4, 2022. Cass has continuously paid regularly scheduled cash dividends since 1934.
Stock Repurchases
During the fourth quarter of 2021 and full year 2021, the company repurchased 278,919 and 713,857 shares of common stock for a total of $12.0 million and $31.0 million, respectively.
“Our dividend rate combined with stock repurchase activity over the past 12 months reflects our solid operating performance, strong capital base, and the board’s continued optimism about the company’s long-term prospects,” said Brunngraber.
About Cass Information Systems
Cass Information Systems, Inc. is a leading provider of integrated information and payment management solutions. Cass enables enterprises to achieve visibility, control and efficiency in their supply chains, communications networks, facilities and other operations. Disbursing over $80 billion annually on behalf of clients, and with total assets in excess of $2.5 billion, Cass is uniquely supported by Cass Commercial Bank. Founded in 1906 and a wholly owned subsidiary, Cass Commercial Bank provides sophisticated financial exchange services to the parent organization and its clients. Cass is part of the Russell 2000®. More information is available at www.cassinfo.com.

Note to Investors
Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. These risks and uncertainties include the scope, duration and ultimate impact of the COVID-19 pandemic as well as economic and market conditions, risks of credit deterioration, interest rate changes, governmental actions, market volatility, security breaches and technology interruptions, energy prices and competitive factors, among others, as set forth in the Company’s most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. The Company has used, and intends to continue using, the Investors portion of its website to disclose material non-public information and to comply with its disclosure obligations under Regulation FD. Accordingly, investors are encouraged to monitor Cass’s website in addition to following press releases, SEC filings, and public conference calls and webcasts.

Selected Consolidated Financial Data
The following table presents selected unaudited consolidated financial data (in thousands, except per share data) for the periods ended December 31, 2021 and 2020:

	Quarter Ended December 31, 2021	Quarter Ended December 31, 2020	Year Ended December 31, 2021	Year Ended December 31, 2020
Payment and Processing Fees	$28,014	$24,664	$106,455	$97,204
Net Interest Income	11,738	11,977	44,326	45,325
(Provision for) Release of Credit / Loan Losses	(740)	(85)	130	(810)
Other	938	576	3,236	3,237
Total Revenues	$39,950	$37,132	$154,147	$144,956
Personnel	$23,466	$22,223	$92,155	$88,062
Occupancy	965	930	3,824	3,739
Equipment	1,717	1,668	6,745	6,568
Other	5,160	4,828	17,602	16,246
Total Operating Expenses	$31,308	$29,649	$120,326	$114,615
Income from Operations before Income Taxes	$8,642	$7,483	$33,821	$30,341
Income Tax Expense	940	1,072	5,217	5,165
Net Income	$7,702	$6,411	$28,604	$25,176
Basic Earnings per Share	$.56	$.45	$2.03	$1.75
Diluted Earnings per Share	$.55	$.44	$2.00	$1.73
Average Earning Assets	$2,099,414	$1,847,652	$1,999,609	$1,674,297
Net Interest Margin	2.30%	2.68%	2.31%	2.82%
Allowance for Credit Losses /Allowance for Loan Losses to Loans	1.25%	1.34%	1.25%	1.34%
Non-performing Loans to Total Loans	—	—	—	—
Net Loan (Recoveries) / Charge-offs to Loans	—	—	—	—